Exhibit 99.1

SIZELER ANNOUNCES RESIGNATION OF SIDNEY LASSEN;

MARK TANZ ELECTED CHAIRMAN;

SIZELER BOARD CONSIDERING STRATEGIC ALTERNATIVES

Sizeler Property Investors, Inc. (NYSE “SIZ”) announced the election of Mark M. Tanz as non-executive Chairman of the Board, replacing Sidney W. Lassen. Mr. Lassen has retired as chairman of the board and chief executive officer, effective immediately, to pursue personal interests, but will remain as a member of Sizeler’s Board of Directors. Mr. Tanz will work closely with Sizeler’s Board and existing management team in supervising the Company’s business operations.

Sizeler also announced that the Board has reviewed Sizeler’s strategic plan and efforts under the plan and has decided to consider strategic alternatives available to Sizeler, including a possible merger, sale or plan of liquidation. This process will occur while Sizeler continues efforts to sell its regional malls. There can be no assurance that the exploration of strategic alternatives will result in any transaction or plan of liquidation. Sizeler does not intend to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has approved a specific transaction.

Sizeler Property Investors, Inc. is an equity real estate investment trust (REIT) that invests in retail and apartment properties in the southeastern United States. The Company currently owns a total of thirty-one properties — seventeen in Louisiana, ten in Florida and four in Alabama.

FORWARD LOOKING STATEMENT

This release made by the Company may contain certain forward-looking statements that are subject to risk and uncertainty. Investors and potential investors in the Company’s securities are cautioned that a number of factors could adversely affect the Company and cause actual results to differ materially from those in the forward-looking statements, including, but not limited to (a) the inability to lease current or future vacant space in the Company’s properties; (b) decisions by tenants and anchor tenants who own their space to close stores at properties; (c) the inability of tenants to pay rent and other expenses; (d) tenant financial difficulties; (e) general economic and world conditions, including threats to the United States homeland from unfriendly factions; (f) decreases in rental rates available from tenants; (g) increases in operating costs at properties; (h) increases in corporate operating costs associated with new regulatory requirements; (i) lack of availability of financing for acquisition, development and rehabilitation of properties; (j) force majeure as it relates to construction and renovation projects; (k) possible dispositions of mature properties since the Company is continuously engaged in the examination of the various lines of business; (l) increases in interest rates; (m) a general economic downturn resulting in lower retail sales and causing downward pressure on occupancies and rents at retail properties; (n) forces of nature; (o) the adverse tax consequences if the Company were to fail to qualify as a REIT in any taxable year; and (p) inability of the Company to implement its strategic initiatives for foregoing or other reasons. In this regard, the Company has recently disclosed that its August 22, 2005 financial forecasts are not representative of the current efforts to implement the Company’s strategic plan.

Except as required under federal securities laws and the rules and regulations of the SEC, the Company does not have any intention or obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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